Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bar Harbor Bankshares:

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-122941) of Bar Harbor Bankshares of our report dated June 25, 2014 relating to the statements of net assets available for benefits of the Bar Harbor Bankshares 401 (k) Plan as of December 31, 2013 and 2012 and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2013 annual report on Form 11-K of Bar Harbor Bankshares 401 (k) Plan.

/s/ KPMG LLP

Boston, Massachusetts

June 25, 2014